EXHIBIT 10.j

                     WESTVACO CORPORATION

             DIRECTORS DEFERRED COMPENSATION PLAN
                    FOR OUTSIDE DIRECTORS


                         DEFINITIONS

  1. The following terms shall have the following meanings:
    (a) "Westvaco" shall mean Westvaco Corporation, a Delaware corporation, and its successors and assigns.
    (b) "Director" shall mean any person who serves on the Westvaco Board of Directors after December 31, 1985, who does not, while acting as a Director, receive compensation from Westvaco or a Westvaco affiliate for services as a full-time employee or officer.
    (c) "Fees" shall mean any fees payable to a Director by reason of his being a director of Westvaco or for attending any meeting of the Westvaco Board of Directors or a committee thereof.
    (d) "Current Compensation" is defined as the percentage of Fees that the Director elects to receive during each respective calendar year.
    (e) "Deferred Compensation" is defined as the percentage of Fees payable during a calendar year that the Director elects to defer.
    (f) "Notice of Election" shall mean the Notices of Election referred to in Paragraph 2.
    (g) "Payment Dates" shall mean the dates referred to in Paragraph 3 which are set forth in a Director's Notice of Election.

                       DEFERRAL OF FEES

  2. For each full and partial calendar year beginning in 1986 and terminating in the year of the termination of the Director's term of office, the Director shall execute and deliver to the Secretary of Westvaco a Notice of Election which sets forth the percentages of Fees receivable during such full or partial calendar year that the Director wishes to have payable respectively as Current Compensation and as Deferred Compensation. The Notice of Election applicable to that portion of the Director's term of office in calendar year 1986 must be executed and delivered to Westvaco prior to January 1, 1986. Each Notice applicable to a full or partial calendar year occurring after 1986 must be executed and delivered to the Secretary of Westvaco prior to the January 1 of the calendar year to which such Notice is applicable. If a Notice of Election applicable to a calendar year is not executed and delivered to the Secretary of Westvaco by a Director prior to January 1 of that year, that Director will have all Fees for that year paid as Current Compensation.

               PAYMENT OF DEFERRED COMPENSATION

  3. The amount of Deferred Compensation owed to a Director shall be held in the general assets of Westvaco until the Payment Dates. On the Payment Dates the amount of Deferred Compensation owed to the Director, together with interest on such amounts, at the prevailing prime rates charged by leading commercial banks in New York City, as such prime rates may fluctuate from time to time, compounded on each July 1 and January 1, shall be paid to the Director in cash in a lump sum, or in the number of installments and at the times set forth in the respective Notices of Election. However, upon the death of the Director, all unpaid Deferred Compensation shall be paid to the estate of the Director.
                          DISABILITY

  4. In the event of the disability of a Director, a majority of disinterested members of the Westvaco Board of Directors may authorize Westvaco to make payments of Deferred Compensation, and interest thereon, to the Director in amounts deemed to be in the Director's best interests. Such majority shall determine the fact of disability in its sole discretion.
                        MISCELLANEOUS

  5.  (a)  Administration
           The Plan shall be administered by Westvaco.
           Elections and designations shall be in writing on forms prescribed by Westvaco.

      (b)  Financing and Payment
           Payments shall be made from the general funds of Westvaco; Westvaco may elect to insure or guarantee payments of benefits, but shall have not obligation to do so.

      (c)  Assignments and Alienability
           Persons entitled to payments from the Plan may not assign the rights to such payments and such payments shall not be subject to any liens or other rights of creditors against any such persons.

      (d)  Amendments and Liability
           Westvaco may amend or terminate the Plan, but it may not amend the Plan to deprive any Member or other payee of (i) rights accrued under the Plan up to the effective date of the amendment; or (ii) the right to payments payable after the effective date of any such amendment which accrued before such date. Members and other payees shall have contractual rights to enforce their rights under the Plan against Westvaco, and such rights are irrevocable.

      (e)  Legal Fees and Expenses
           Westvaco shall promptly reimburse each member, upon request to the Treasurer of Westvaco, for the amount of all legal fees and expenses which the Director may incur in seeking to enforce any right or benefit provided or agreed to be provided to the Director by Westvaco, including the rights under this Agreement.

      (f)  Relationship to Retirement Plan
           Pensions payable to a Director from the Westvaco
           Corporation Retirement Plan for Outside Directors shall not reduce the amount of Deferred Compensation payable pursuant to this Plan.

      (g)  Interpretation
           This Plan is not subject to the provisions of the Employee Retirement Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1954. It shall be construed and enforced according to the laws of the State of New York.